Exhibit 3.3

State of Delaware Secretary of State Division of Corporations Delivered 06:11 PM 01/28/2026 FILED 06:11 PM 01/28/2026 SR 20260340523 - File Number 7462559

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SWARMER, INC

Swarmer, Inc, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

That the name of the Corporation is Swarmer, Inc, and that the Corporation was originally incorporated pursuant to the laws of the State of Delaware on May 15, 2023, under the name Swarmer, Inc. The Corporation’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) was filed with the Secretary of State of the State of Delaware on September 19, 2025.

The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (“DGCL”), adopted resolutions amending the Corporation’s Restated Certificate, as follows:

The initial paragraph of Article FOURTH of the Restated Certificate is hereby amended in its entirety to read as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 16,106,164. The Corporation has two classes of stock, referred to as Common Stock and Preferred Stock_ There are 11,747,567 shares of authorized Common Stock, $0.00001 par value per share (“Common Stock”), and 4,358,597 shares of authorized Preferred Stock, $0.00001 par value per share (“Preferred Stock”), 2,631,119 of which are hereby designated as “Series A-1 Preferred Stock”, 223,336 of which are hereby designated as “Series A-2 Preferred Stock”, 223,246 of which are hereby designated as “Series A-3 Preferred Stock”, 1,262,162 of which are hereby designated as “Series A-4 Preferred Stock”, 12,756 of which are hereby designated as “Series A-5 Preferred Stock”, and 5,978 of which are hereby designated as “Series A-6 Preferred Stock”.

This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by Alexander Fink, its duly authorized President and Chief Executive Officer, this 28th day of January, 2026.

SWARMER, INC

By:	/s/ Alexander Fink
Alexander Fink
President and Chief Executive Officer (US)